Exhibit 3.1
ARTICLES SUPPLEMENTARY
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Class U Cumulative Preferred Stock
(Par Value $0.01 Per Share)
     APARTMENT INVESTMENT AND MANAGEMENT CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
          FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Corporation’s charter (as amended to date, the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors, of the Corporation, by duly adopted resolutions, has reclassified 4,000,000 shares of the Corporation’s authorized and unissued shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), as additional shares (the “Additional Shares”) of 7.75% Class U Cumulative Preferred Stock, par value $0.01 per share (the “Class U Preferred Stock”).
          SECOND: The reclassification increases the number of authorized shares classified as Class U Preferred Stock from 8,000,000 shares immediately prior to the reclassification to 12,000,000 shares immediately after the reclassification. The reclassification decreases the number of authorized shares classified as Common Stock from 426,157,736 immediately prior to the reclassification to 422,157,736 shares immediately after the reclassification.
          THIRD: The terms of the Additional Shares (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in the Charter and remain unchanged by these Articles Supplementary, except that dividends on the Additional Shares shall only begin to accumulate and accrue on July 15, 2010 and the first dividend payment on the Additional Shares shall be in the amount of $0.484375 per share and paid on October 15, 2010.
          FOURTH: The undersigned Executive Vice President and Chief Financial Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Secretary on this 2nd day of September, 2010.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ Ernest M. Freedman
Ernest M. Freedman
Executive Vice President and Chief Financial Officer

Attest: September 2, 2010

/s/ Lisa R. Cohn
Lisa R. Cohn
Secretary
     The undersigned, Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company, with respect to the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation, the foregoing Articles Supplementary to be the act of the Corporation and further certifies that, to the best of his knowledge, information and belief, the maters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under penalties of perjury.

By:	/s/ Ernest M. Freedman
Ernest M. Freedman
Executive Vice President and Chief Financial Officer